Exhibit 10.13

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 1st day of April, 2022.

BETWEEN:

InMed Pharmaceuticals Inc., a corporation registered in the Province of British Columbia and having its principal place of business at 310-815 W. Hastings St., Vancouver, BC, V6C 1B4,

(the “Company”)

AND:	Brenda Edwards, an individual having a residential address at 111-1232 Johnson Street, Coquitlam, BC, V3B 4T2

(the “Consultant”)

WHEREAS

A. The Company is a global leader in the research, development, manufacturing and commercialization of rare cannabinoids and wishes to retain the consulting services of the Consultant;

B. The Consultant has relevant experience as financial consultant;

C. Under an assignment agreement between Robert Half Canada Inc. and the Company dated March 14, 2022 (the “Assignment Agreement”), the Consultant was seconded to the Company as a Senior Financial Consultant from March 16, 2022 to March 31, 2022;

D. The Consultant executed a Confidentiality and Assignment of Inventions Agreement dated March 13, 2022;

E. On March 31, 2022, Robert Half Canada Inc. and the Company terminated the Assignment Agreement March 31, 2022 and executed and Executive Placement Agreement which provides for, among other matters, the direct engagement of the Consultant by the Company;

F. The Company wishes to retain the Consultant and the Consultant wishes to be retained to provide consulting advice to the Company with respect to the advancement of its Business and other related matters on the terms and conditions set out in this Agreement; and

G. From April 1, 2022 until the Company determines otherwise, the Consultant will hold the title of Interim Chief Financial Officer.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the premises and mutual covenants and agreements hereinafter contained, the Company and the Consultant agree as follows:

Section 1 - Interpretation

1.1	In and for the purposes of this Agreement, unless there is something in the subject matter or context inconsistent therewith, each of the following words, phrases and expressions will have the meanings ascribed to them below:

(a)	“Business” means all activities of the Company and its affiliates (as affiliate is defined in the Company Act (British Columbia));

(b)	“Company” includes any related or affiliated entity;

(c)	“Confidential Information” includes, but is not limited to, all information related to processes, formulae, research, development, financial and business information, trade secrets or other proprietary information in whatever form, concerning the past, present and planned future products, services, operations and marketing techniques and procedures of the Company, and further includes any information related to the past, present and prospective customers, suppliers, clients, distributors and employees of the Company, but does not include information which is in the public domain, without any fault or responsibility on the part of the Consultant.

(d)	“Effective Date” means the date this Agreement is fully executed.

(e)	“Material” includes all documentation, work-in-progress, reports and other materials the Consultant produces in the course of providing the Services;

(f)	“Services” includes various financial related matters as agreed to between the parties from time to time including, but not limited to, acting as the Company’s Interim Chief Financial Officer and Corporate Secretary;

(g)	“Term” means the time period from the date of this Agreement until this Agreement is terminated in accordance with Section 6.

1.2	For the purposes of this Agreement, the singular of any term includes the plural, and vice versa, the use of any term is generally applicable to either gender and, where applicable, to a corporation, the word “or” is not exclusive and the word “including” is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto.

Section 2- Engagement

2.1	The Company retains and engages the Consultant to provide the Services in accordance with the terms and conditions of this Agreement and the Consultant agrees to accept such retainer.

2.2	The engagement of the Consultant under this Agreement will continue until such time as the Agreement is terminated in accordance with 6.

Section 3 - Services

3.1	During the Term, the Consultant will be available to provide the Services to the Company on a part- to full-time basis, compatible with the Consultant’s schedule and as required by the Company.

3.2	The Consultant will perform the Services in a competent and professional manner and fully in accordance with all policies of the Company and all applicable laws and regulations.

3.3	The Consultant will not subcontract out any portion of the Services and will perform the Services personally.

Section 4- Compensation

4.1	Consulting Fees. During the Term of this Agreement the Company will pay the consultant CDN $155.00, plus any applicable GST, per hour in full consideration of the Services performed by the Consultant.

If the Consultant is required to travel long distance on behalf of the Company, the travel time (e.g. on airplane) will be paid at the full rate for time spent providing services and at a reduced rate of CDN $77.50 per hour otherwise. The Consultant will submit an invoice to the Company, reflecting the services provided twice per month. Invoices will be payable monthly in arrears, within five business days after receipt of the invoice.

4.2	Expenses. Subject to the following provisions:

(a)	Compliance with Company Policies. Subject to compliance by the Consultant with the Company’s expense and travel policies as may be in effect from time to time; and

(b)	Expense Reports. Provided that the Consultant provides the Company with written expense accounts including receipts the Company shall reimburse the Consultant for all reasonable expenses incurred in the performance of this Agreement;

Section 5– Debarment

5.1	The Consultant certifies that they are not under investigation by the United States Food and Drug Administration (the “FDA”) for debarment action and has not been debarred under and that they will not use in any capacity the services of any person or entity that is under investigation for debarment action under the Generic Drug Enforcement Act of 1992 (21 U.S.C. 301 et seq.) or has been so debarred, or who is otherwise restricted or disqualified from performing services relating to clinical trials, to perform any Services under this Agreement. If, during the course of this Agreement, the Consultant becomes aware that the Consultant is under investigation by the FDA or any health regulatory authority for debarment action or is debarred, or otherwise restricted or disqualified;

(a)	the Consultant shall promptly inform the Company of such event and, upon the Company’s request, will assist the Company in conducting an inquiry or audit regarding the Services performed by the Consultant for the Company; and

(b)	the Company may in its sole discretion elect to terminate this Agreement with immediate effect.

Section 6 – Termination

6.1	The following terms and conditions apply to a termination of the engagement of the Consultant pursuant to this Agreement:

(a)	either party may terminate this Agreement at any time upon 7 days’ written notice to the other party;

(b)	in accordance with Section 6.1; or

(c)	either party may terminate this Agreement without notice or any payment in lieu of notice in the event of a material breach by the other party of any term of this Agreement.

Section 7 – Confidentiality, Ownership of Material and Assignment of Intellectual Property Rights

7.1	The Confidentiality and Assignment of Inventions Agreement between the Company and the Consultant dated March 13, 2022 shall continue in full force and effect and shall survive the termination, for any reason, of the this agreement.

Section 8- Non-Exclusive Services

8.1	The Company acknowledges and agrees that the Consultant is providing Services to the Company during the Term of this Agreement on a non-exclusive basis. The Company acknowledges that the Consultant is currently engaged to provide services to other companies as set out in Appendix C and that some of these engagements may be in conflict with the business of the Company. Before entering into any other such engagements, the Consultant will first inform the Company.

Section 9 – Relationship between the Parties

9.1	This Agreement does not constitute or create an employment, agency, partnership or joint venture relationship between the Consultant and the Company.

9.2	The Consultant will be wholly responsible for all taxes and other fees levied on the fees and services under this Agreement. Without limitation, the Consultant will make, and will indemnify the Company for, all statutory contributions and remittances, including, without limitations, federal and provincial sales tax, any taxes pursuant to the Income Tax Act, employment insurance, pension, workers’ compensation, other similar levies, and all fines and penalties levied for failure to make payment.

Section 10 – General Provisions

10.1	Severability. Each provision of this Agreement constitutes a separate and distinct obligation and if any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it will be deemed not to affect or impair the validity of any other obligation or provision.

10.2	Entire Agreement. The Parties acknowledge that the terms and conditions contained within this Agreement constitute the entire agreement between the parties hereto. This Agreement supersedes and replaces all prior written and oral agreements between the Consultant and the Company including through the Assignment Agreement. In consideration for the Company retaining the Consultant and the Consultant agreeing to such retention, each of the Consultant waives and releases any claims whatsoever arising pursuant to the Assignment Agreement.

10.3	Succession. This Agreement will enure to the benefit of and be binding upon each of the Company and the Consultant and their respective successors and assigns, and may not be assigned or transferred by either party except with the prior written consent of the other party.

10.4	Notices. Any notices to be given hereunder by either party to the other party may be effected in writing, either by personal delivery or by mail if sent certified, postage prepaid, with return receipt requested. Mailed notices will be addressed to the parties at the address set out on the first page of this Agreement, or as otherwise specified from time to time. Notice will be effective upon delivery.

10.5	Amendments and Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

10.6	Survival. Notwithstanding the expiration or early termination of this Agreement, Sections 1.1, 1.2, 7.1, 9.2, and this Section 10.

10.7	Governing Law. This Agreement will be governed by and construed, enforced and interpreted exclusively in accordance with the laws of the Province of British Columbia and the applicable laws of Canada therein.

10.8	Independent Legal Advice. The Consultant specifically confirms that the Consultant has been provided with the opportunity to retain independent legal advice prior to entering into this Agreement.

Remainder of Page Intentionally Left Blank.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

InMed Pharmaceuticals, Inc.

/s/ Eric A. Adams
Eric A. Adams,
Chief Executive Officer

Date:	April 1, 2022

/s/ Brenda Edwards
Brenda Edwards
Consultant

Date:	April 1, 2022